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                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                   BUCA, INC.


        The undersigned, Greg A. Gadel, Secretary of BUCA, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that Section A(a) of Article III of the Corporation's Amended and Restated Articles of Incorporation has been amended, effective at the close of business on the date of filing of these Articles of Amendment with the Secretary of State of the State of Minnesota (the "Effective Time"), to read in its entirety as follows:


                                   ARTICLE III

(A)     Authorized Capital Stock.

               (a) General. The aggregate number of shares of stock which the corporation is authorized to issue is 21,950,000 shares, par value $.01 per share, of which 13,100,000 are designated as common shares (the "Common Stock"), 2,396,800 are designated as Series A convertible preferred stock (the "Series A Preferred Stock"), 2,100,000 are designated as series B convertible preferred stock (the "Series B Preferred Stock"), 3,679,053 are designated as series C convertible preferred stock (the "Series C Preferred Stock") and 674,147 are undesignated (the "Undesignated Capital Stock"). The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are referred to herein collectively as the "Preferred Stock." The shares of Common Stock, Preferred Stock and Undesignated Capital Stock are referred to herein collectively as the "capital stock".

               All shares of Preferred Stock which shall have been acquired by the corporation shall have the status of Undesignated Capital Stock of the corporation.

               The rights, preferences and privileges and restrictions granted to and imposed upon the Common Stock and the Preferred Stock are set forth in this Article III and such rights, privileges, preferences and restrictions shall supersede and replace in all respects Article III of the Amended and Restated Articles of Incorporation.

The undersigned further certifies (i) that the remainder of the Amended and Restated Articles of Incorporation of the Corporation is hereby unchanged, (ii) that such amendment to Section A(a) of Article III has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes; (iii) that such amendment was adopted pursuant to Section 302A.402, Subd. 3, of the Minnesota Statutes in connection with a two-for-three combination of the Corporation's Common Stock; and (iv) that such amendment
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will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation and will not result in the percentage of authorized shares of any class or series that remains unissued after such combination exceeding the percentage of authorized shares of that class or series that were unissued before the combination.

        The combination giving rise to the amendment set forth above concerns a two-for-three combination of the Common Stock of the Corporation. Such combination is being effected as follows:

(i) Effective at the Effective Time, every three shares of Common Stock outstanding immediately prior to the Effective Time shall be combined into and become two shares of Common Stock, par value $.01 per share, all of which shares shall be validly issued, fully paid and nonassessable.

(ii) Upon surrender by a shareholder of a stock certificate or certificates outstanding immediately prior to the Effective Time, together with such other documents, if any, as the Chief Executive Officer or the Chief Financial Officer of the Corporation may reasonably request on behalf of the Corporation, a stock certificate or certificates representing two shares of Common Stock, par value $.01 per share, for every three shares of Common Stock represented by the stock certificate or certificates so surrendered shall be mailed or delivered after the Effective Time to the holder of record of the Common Stock represented by the surrendered stock certificate or certificates; provided, however, that until such time as a holder of a stock certificate outstanding immediately prior to the Effective Time surrenders such stock certificate, the stock certificate shall be deemed to represent the number of shares of Common Stock to which such holder would be entitled upon the surrender thereof after giving effect to the reverse stock split and combination authorized by these resolutions. In the event that Common Stock of the Corporation shall be transferred after the Effective Time, the stock certificate or certificates mailed or delivered to the transferee shall reflect the reverse stock split and combination regardless of whether the stock certificate or certificates held by the transferor representing such Common Stock reflected the reverse stock split and combination.

(iii) Fractional shares of Common Stock resulting from the reverse stock split and combination shall not remain outstanding following the Effective Time; and that each shareholder of the Corporation who would otherwise be entitled to a fraction of a share of Common Stock as a result of the reverse stock split and combination will be paid an amount in cash equal to the fair value of such fraction.

                                              /s/ Greg A. Gadel
                                              -------------------------------
                                                          Greg A. Gadel

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